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                                                                    EXHIBIT 7(d)


                               VOTING AGREEMENT

                                    Between

                             LIBERTY DIGITAL, INC.

                                      and

                              MATTHEW C. DIAMOND,

                             JAMES K. JOHNSON, JR.

                                      and

                               SAMUEL A. GRADESS

                          Dated as of March 10, 2000
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                               VOTING AGREEMENT

          AGREEMENT, dated as of March 10, 2000, by and between Liberty Digital, Inc., a Delaware corporation ("LDI"), on the one hand, and Matthew C. Diamond, James K. Johnson, Jr. and Samuel A. Gradess, each of whom is a principal stockholder of Alloy Online, Inc., a Delaware corporation ("Alloy") (Messrs. Diamond, Johnson and Gradess each being referred to herein as a "Principal" and collectively as the "Principals"), on the other.

                                   RECITALS

          WHEREAS, each of the Principals owns, directly or indirectly, shares of common stock, par value $.01 per share, of Alloy ("Common Stock");

          WHEREAS, pursuant to that certain Exchange Agreement (the "Exchange Agreement"), dated as of March 10, 2000, among Alloy, LDI and LDIG ALOY, Inc., a Delaware corporation ("LDI Sub"), LDI Sub will acquire up to 19.9% of the issued and outstanding shares of Common Stock upon the terms and subject to the conditions set forth therein; and

          WHEREAS, LDI and the Principals desire to set forth in this Agreement certain agreements concerning voting of the shares of Common Stock beneficially owned by the Principals.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                            VOTING OF COMMON STOCK

     SECTION 1.01    Directors.
     ------------    ---------

     (a) Each Principal shall vote, or cause to be voted, at each annual or special meeting of stockholders of Alloy at which the class of directors that includes the nominee designated by LDI (the "LDI Nominee") pursuant to Section
4.06 of the Exchange Agreement is being elected, all shares of Common Stock beneficially owned by him in favor of the LDI Nominee to serve on that class of directors of the board of directors of Alloy (the "Alloy Board"). In the event of a vacancy on the Alloy Board created as a result of the death, disability or removal from the Alloy Board of the LDI Nominee, each Principal shall vote, or cause to be voted all shares of Common Stock beneficially owned by him in favor of filling such vacancy with an individual designated by LDI.

     (b) Each of the Principals shall vote, or cause to be voted, all shares of Common Stock beneficially owned by him in favor of the removal of the LDI Nominee from the Alloy Board only upon the request of LDI, and shall not vote, or permit to be voted, any of such shares in favor of the removal of the LDI Nominee under any other circumstances, except that each Principal shall have the right to vote his respective shares in favor of the removal of such

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director, (i) if such director shall have been convicted of (or entered a plea of nolo contendere in connection with) a felony under state or federal law, (ii) if such director commits an act of fraud or willful or gross misconduct with respect to Alloy or (iii) if at the time of such vote LDI ceases to beneficially own shares of Common Stock representing at least 10% of the total number of shares of Common Stock outstanding.

     (c) Concurrently with the Closing (as such term is defined in the Exchange Agreement), the Principals shall use their respective best efforts (i) to cause the Alloy Board to be expanded from 5 to 6 and (ii) to cause the vacancy created thereby to be filled with the individual designated by LDI to serve in the class of directors whose term expires in the year 2002.

     (d) The obligation of each Principal to vote all of the shares of Common Stock beneficially owned by him in favor of the election to the Alloy Board of the LDI Nominee shall terminate at such time as LDI ceases to beneficially own shares of Common Stock representing at least 10% of the total number of shares of Common Stock outstanding.

                                  ARTICLE II.

                                 MISCELLANEOUS

     SECTION 2.01    Notices.  All notices, requests, demands, waivers and other
                     -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or
(iii) one business day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

     (a)  if to LDI, to:

          Liberty Digital, Inc.
          12312 Olympic Boulevard
          Los Angeles, California 90064
          Attn:  Director of Business Development and Strategy
          Telecopy:  (310) 979-5003

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     (b)  if to the Principals, to each of them individually at the following address:

          c/o Alloy Online, Inc.
          151 West 26th Street
          11th Floor
          New York, New York 10001
          Telecopy:  (212) 244-4311

or to such other person or address as any party shall specify by notice in writing to the other party.



     SECTION 2.02  Entire Agreement.  This Agreement constitutes the entire
                   ----------------
agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     SECTION 2.03  Assignment; Binding Effect; Benefit.  Neither this Agreement
                   -----------------------------------
nor any of the rights, benefits or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 2.04  Amendment.  This Agreement may not be amended except by an
                   ---------
instrument in writing signed on behalf of each of the parties.

     SECTION 2.05  Counterparts.  This Agreement may be executed in
                   ------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     SECTION 2.06  Applicable Law.  This Agreement and the legal relations
                   --------------
between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     SECTION 2.07  Definition of Beneficial Ownership. The term "beneficially
                   ----------------------------------
own," as used herein, has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

     SECTION 2.08  Other Defined Terms.  Capitalized terms used but not defined
                   -------------------
herein have the meanings assigned thereto in the Exchange Agreement.

     SECTION 2.09  Specific Performance.  Without intending to limit the rights
                   --------------------
or remedies available to any party at law or in equity (all of which shall be cumulative), each party acknowledges that a violation by such party of any provision of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available and, therefore, the parties agree that the provisions of this Agreement shall be specifically enforceable, that each party shall be entitled to an injunction, restraining order, decree or specific performance or other form of equitable relief from any court of competent jurisdiction

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restraining any other party from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement, and each party hereby waives and agrees not to assert in any action or proceeding in which any such form of relief is sought any defense that a remedy at law would be adequate.

     SECTION 2.10  Effective Date of Agreement.  This Agreement shall become
                   ---------------------------
effective immediately upon the Closing of the sale and exchange of Alloy Shares and LDI Shares pursuant to the Exchange Agreement.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        LIBERTY DIGITAL, INC.

                                        By:  /s/ Lee Masters
                                           ---------------------------------
                                             Its: President


                                             /s/ Matthew C. Diamond
                                        ------------------------------------
                                             MATTHEW C. DIAMOND


                                             /s/ James K. Johnson, Jr.
                                        ------------------------------------
                                             JAMES K. JOHNSON, JR.


                                              /s/ Samuel A. Gradess
                                        ------------------------------------
                                             SAMUEL A. GRADESS

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